Exhibit 99.1

FLIR Systems Announces First Quarter 2021 Financial Results
– First Quarter Revenue of $467.3 Million; Growth of 3.6% over Prior Year Quarter
– Bookings of $484.5 Million in the First Quarter Representing a Book-to-bill Ratio of 1.04
– First Quarter GAAP Diluted Earnings Per Share (“EPS”) of $0.29
– First Quarter Adjusted Diluted EPS of $0.49; Growth of 16.7% over Prior Year Quarter
ARLINGTON, Va. – May 6, 2021 – FLIR Systems, Inc. (NASDAQ: FLIR) (“FLIR” or the “Company”), a world leader in the design, manufacture, and marketing of intelligent sensing technologies, today announced financial results for the first quarter ended March 31, 2021.
Commenting on FLIR’s first quarter results, Jim Cannon, President and Chief Executive Officer, said, “We are pleased to announce a strong start to 2021 with revenue growth of 3.6% over the prior year quarter. Our efforts to secure a robust, sustainable pipeline have begun to take root, led by strong bookings and backlog from unmanned systems to end the quarter with a book-to-bill ratio of 1.04. Importantly, we are noticing a recovery in our core Industrial Technologies markets, contributing to the solid performance despite headwinds from EST sales in the prior year. We continue to realize benefits of the cost optimization efforts taken last year as part of Project Be Ready, as underscored by adjusted diluted EPS growth of 16.7% over the prior year quarter.”
Mr.  Cannon added, “We are excited to leverage this momentum as we complete our combination with Teledyne Technologies to become an even stronger organization positioned for sustainable profitable growth. We have made significant progress toward our target close date within the quarter and look forward to the upcoming stockholder meetings to approve the transaction on May 13.”
Summary Results
Revenues for the quarter were $467.3 million compared to $450.9 million in the prior year quarter, representing an increase of 3.6%. Bookings totaled $484.5 million in the quarter, representing a book-to-bill ratio of 1.04. Backlog at the end of the quarter was $815.2 million, reflecting a 5.1% decrease relative to the prior year quarter which included approximately $100.0 million of bookings for elevated skin temperature (“EST”) solutions.
GAAP Earnings Results
Gross profit for the quarter was $209.2 million, compared to $219.4 million in the prior year quarter. Gross margin decreased to 44.8% from 48.6% in the prior year quarter, primarily attributable to the ramp up of lower margin programs and product mix in the Defense Technologies segment. Earnings from operations for the quarter were $52.5 million, compared to $28.5 million in the prior year quarter. Operating margin increased to 11.2% from 6.3% in the prior year quarter, primarily due to decreases in restructuring expenses, operating expense reductions from Project Be Ready, and decreases in marketing and travel costs. The favorable impacts were partially offset by the aforementioned lower gross profit and expenses related to the merger with Teledyne Technologies Incorporated (“Teledyne”). Diluted EPS was $0.29, compared to $0.11 in the prior year quarter.
The weighted average diluted share count for the quarter was 133 million, down from 135 million in the prior year quarter primarily due to stock repurchase activity in the first quarter of 2020.
Non-GAAP Earnings Results
Adjusted gross profit for the quarter was $218.8 million, compared to $229.5 million in the prior year quarter. Adjusted gross margin decreased to 46.8% from 50.9% in the prior year quarter, primarily attributable to the ramp up of lower margin programs and product mix in the Defense Technologies segment. Adjusted operating income for the quarter was $82.6 million, compared to $75.5 million in the prior year quarter. Adjusted operating margin increased to 17.7% from 16.7% in the prior year quarter, primarily due to operating expense reductions from Project Be Ready and decreases in marketing and travel costs, partially offset by the aforementioned lower adjusted gross profit. Adjusted diluted EPS was $0.49, compared to $0.42 in the prior year quarter.

Segment Results
Industrial Technologies Segment
Industrial Technologies revenues for the quarter were $274.9 million, representing a decrease of $1.6 million, or 0.6%, compared to the prior year quarter. The revenue decrease was primarily attributable to reduced volume for EST solutions, partially offset by increased demand in certain commercial end markets such as maritime products.
Industrial Technologies segment operating income was $76.9 million, compared to $64.3 million in the prior year quarter. Segment operating margin increased to 28.0% from 23.2% in the prior year quarter, primarily attributable to operating expense reductions from Project Be Ready and decreases in marketing and travel costs.
Industrial Technologies bookings totaled $273.1 million for the quarter, representing a book-to-bill ratio of 0.99. Backlog at the end of the quarter was $273.5 million, reflecting a 17.1% decrease relative to the prior year quarter, primarily the result of lower EST volume, partially offset by increased order activity in certain commercial end markets such as maritime products.
Defense Technologies Segment
Defense Technologies revenues for the quarter were $192.4 million, representing an increase of $17.9 million, or 10.3%, compared to the prior year quarter. The revenue increase was primarily attributable to increased volume on several unmanned systems programs, partially offset by shipment timing and the completion of certain contracts that contributed to revenue in the prior year quarter.
Defense Technologies segment operating income was $25.4 million compared to $33.2 million in the prior year quarter. Segment operating margin decreased to 13.2% from 19.0% in the prior year quarter, primarily attributable to the ramp up of lower margin programs and product mix.
Defense Technologies bookings totaled $211.5 million for the quarter, representing a book-to-bill ratio of 1.10. Backlog at the end of the quarter was $541.8 million, reflecting a 2.4% increase relative to the prior year quarter, primarily due to program awards for unmanned systems.
Corporate Developments
Merger with Teledyne
On January 4, 2021, we entered into a definitive agreement to be acquired by Teledyne (the “Teledyne transaction”), a manufacturer and supplier of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. The Teledyne transaction will enable the combined company to create a stronger platform for growth and innovation and be even better positioned to meet the evolving needs of our customers, drive stockholder value and create new opportunities for our employees. Together, we will offer a uniquely complementary end-to-end portfolio of sensory technologies for all key domains and applications across a well-balanced, global customer base. In addition, both our business models include serving respective markets and customers with sensors, cameras and sensor systems.
The transaction is expected to close on May 14, 2021 subject to the receipt of approvals of Teledyne and FLIR stockholders and other customary closing conditions.
Balance Sheet and Liquidity
FLIR ended the quarter with $277.3 million in cash and cash equivalents and approximately $634.6 million in borrowing capacity under its credit facility based on current profitability levels and leverage covenants.
Shareholder Return Activity
FLIR’s Board of Directors has declared a quarterly cash dividend of $0.17 per share on FLIR common stock payable on June 4, 2021 to shareholders of record as of close of business on May 21, 2021. In the event that the Teledyne transaction closes prior to May 21, 2021, the dividend will not be paid.

About FLIR Systems, Inc.
Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense and industrial applications. FLIR’s vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir.
Forward-Looking Statements
Statements, estimates or projections in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following:
•
risks related to the pending acquisition of FLIR by Teledyne, including parties’ ability to satisfy the conditions required to complete the transaction and, during the pendency of the transaction, diversion of management and employees’ attention, retention and recruiting challenges, uncertainty in business relationships and restrictions on operations set forth in the definitive acquisition agreement;

•	risks related to United States government spending decisions and applicable procurement rules and regulations;
•	negative impacts to operating margins due to reductions in sales or changes in product mix;
•	impairments in the value of tangible and intangible assets;
•	unfavorable results of legal proceedings;
•
risks associated with international sales and business activities, including the regulation of the export and sale of our products worldwide and our ability to obtain and maintain necessary export licenses, as well as the imposition of significant tariffs or other trade barriers;

•	risks to our supply chain, production facilities or other operations, and changes to general, domestic, and foreign economic conditions, due to the COVID-19 pandemic;
•	risks related to subcontractor and supplier performance and financial viability as well as raw material and component availability and pricing;
•	risks related to currency fluctuations;
•	adverse general economic conditions or volatility in our primary markets;
•	our ability to compete effectively and to respond to technological change;
•	risks related to product defects or errors;
•	our ability to protect our intellectual property and proprietary rights;
•	cybersecurity and other security threats and technology disruptions;
•	our ability to successfully manage acquisitions, investments and divestiture activities and integrate acquired companies;
•	our ability to achieve the intended benefits of our strategic restructuring;
•	risks related to our senior unsecured notes and other indebtedness;
•	our ability to attract and retain key senior management and qualified technical, sales and other personnel;
•	changes in our effective tax rate and the results of pending tax matters; and
•	other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission (“SEC”).

COVID-19 may exacerbate one or more of the aforementioned and/or other risks, uncertainties and other factors more fully described in the Company’s reports filed with the SEC. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers, whether as a result of new information, future events, or otherwise.
Definitions and Non-GAAP Financial Measures
Bookings are defined as contractual agreements awarded during the reporting period. Backlog is defined as total estimated amount of future revenues to be recognized under negotiated contracts.
We report our financial results in accordance with United States generally accepted accounting principles (“GAAP”). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings, and (vi) adjusted diluted EPS. These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP, and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results as outlined in the "GAAP to Non-GAAP Reconciliation" table included within this earnings release.
In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. Items excluded consist of: (i) separation, transaction, and integration costs, (ii) amortization of acquired intangibles, (iii) restructuring expenses and asset impairment charges, (iv) discrete legal and compliance matters, and (v) discrete tax items. We do not consider these items to be directly related to our core operating performance. Non-GAAP measures are used internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•	the comparability of our ongoing operating results over the periods presented;
•	the ability to identify trends in our underlying business; and
•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:
•
Separation, transaction, and integration costs – Represents separation, transaction and integration costs related to divestiture and acquisition initiatives including costs associated with the pending acquisition by Teledyne.

•	Amortization of acquired intangibles – Represents amortization expense associated with acquired intangible assets.
•
Restructuring expenses and asset impairment charges – Represents employee separation expenses, facility consolidation costs, and certain third party expenses as well as goodwill, intangible asset, and inventory impairment charges associated with Company restructuring activities.

•
Discrete legal and compliance matters – Represents costs incurred associated with certain legal and compliance matters that are not representative of ongoing operational costs. These expenses are primarily attributable to an administrative agreement with the U.S. Department of State (the “Consent Agreement”) to address and remediate certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a Directorate of Defense Trade Controls penalty, expenses associated with retention of a Special Compliance Officer, and remedial actions required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations.

•
Discrete tax items – Represents tax expenses and benefits related to discrete events or transactions that are not representative of the Company’s estimated tax rate related to ongoing operations. These items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, changes in valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations.

Adjusted net earnings and adjusted diluted EPS include an estimate to reflect the tax effect of the discrete items identified above. The tax effect is calculated by applying the Company’s overall estimated effective tax rate, excluding significant discrete items, to earnings before income taxes.

Investor Relations
Sarah Key
Senior Director, Corporate M&A and Investor Relations
Phone: +1 571-309-8318
Email: Investors@flir.com

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Revenue	$467,313	$450,923
Cost of goods sold	258,115	231,555
Gross profit	209,198	219,368

Operating expenses:
Research and development	52,246	53,847
Selling, general and administrative	103,868	116,242
Restructuring expenses	622	20,784
Total operating expenses	156,736	190,873

Earnings from operations	52,462	28,495

Interest expense	6,115	6,961
Interest income	(41)	(349)
Other income (loss), net	(3,622)	(1,315)

Earnings before income taxes	50,010	23,198

Income tax provision	11,203	7,774

Net earnings	$38,807	$15,424

Net earnings per share:
Basic earnings per share	$0.30	$0.12
Diluted earnings per share	$0.29	$0.11

Weighted average shares outstanding:
Basic	131,183	133,596
Diluted	132,596	134,927

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$277,303	$297,795
Accounts receivable, net	391,331	353,561
Inventories	457,007	472,237
Prepaid expenses and other current assets	97,568	104,646
Total current assets	1,223,209	1,228,239

Property and equipment, net	269,269	267,682
Deferred income taxes, net	35,610	36,210
Goodwill	1,386,847	1,394,364
Intangible assets, net	197,632	209,636
Other assets	116,235	116,217
Total assets	$3,228,802	$3,252,348
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$150,541	$157,592
Deferred revenue	28,568	25,862
Accrued payroll and related liabilities	77,330	98,911
Accrued product warranties	18,397	17,019
Accrued payments from customers	13,730	10,940
Accrued expenses	34,617	41,347
Accrued income taxes	27,852	28,941
Other current liabilities	44,708	44,053
Long-term debt, current portion	12,945	13,473
Total current liabilities	408,688	438,138

Long-term debt, net of current portion	712,866	724,919
Deferred income taxes	43,159	43,708
Accrued income taxes	60,699	60,248
Other long-term liabilities	93,516	101,961

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at March 31, 2021, and December 31, 2020	—	—
Common stock, $0.01 par value, 500,000 shares authorized; 131,575 and 131,360 shares issued, 131,368 and 131,153 shares outstanding at March 31, 2021, and December 31, 2020, respectively, and additional paid-in capital	42,101	31,767
Retained earnings	2,033,585	2,017,097
Treasury stock - at cost - 207 shares of common stock at March 31, 2021, and December 31, 2020, respectively	(7,504)	(7,504)
Accumulated other comprehensive loss	(158,308)	(157,986)
Total shareholders’ equity	1,909,874	1,883,374

Total liabilities and shareholders' equity	$3,228,802	$3,252,348

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$38,807	$15,424
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,861	24,225
Stock-based compensation	9,760	7,646
(Gain) loss on disposal of assets	(30)	2,991
Deferred income taxes	23	(165)
Other, net	(6,987)	(3,152)
(Decrease) increase in cash, net of acquisitions, resulting from changes in:
Accounts receivable	(40,407)	12,118
Inventories	8,542	(14,453)
Prepaid expenses and other current assets	3,273	382
Other assets	3,443	(391)
Accounts payable	(5,783)	1,592
Deferred revenue	2,927	2,140
Accrued payroll and other liabilities	(16,777)	11,084
Accrued income taxes	5,410	(6,259)
Other long term liabilities	(1,758)	(2,316)
Net cash provided by operating activities	24,304	50,866
Cash flows from investing activities:
Additions to property and equipment, net	(14,183)	(12,717)
Net cash used in investing activities	(14,183)	(12,717)
Cash flows from financing activities:
Net proceeds from credit facility and long-term debt, including current portion	—	175,000
Repayment of credit facility and long-term debt	(3,285)	(3,021)
Repurchase of common stock	—	(150,000)
Dividends paid	(22,319)	(22,728)
Proceeds from shares issued pursuant to stock-based compensation plans	1,082	1,459
Tax paid for net share exercises and issuance of vested restricted stock units	(833)	(879)
Net cash used in financing activities:	(25,355)	(169)
Effect of exchange rate changes on cash and cash equivalents	(5,258)	(13,957)
Net (decrease) increase in cash and cash equivalents	(20,492)	24,023
Cash and cash equivalents, beginning of period	297,795	284,592
Cash and cash equivalents, end of period	$277,303	$308,615

FLIR SYSTEMS, INC.
SEGMENT PERFORMANCE
(In thousands) (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
SEGMENT REVENUE
Industrial Technologies Segment	$274,864	$276,415
Defense Technologies Segment	192,449	174,508

SEGMENT EARNINGS FROM OPERATIONS
Industrial Technologies Segment	$76,906	$64,265
Defense Technologies Segment	25,376	33,154

SEGMENT OPERATING MARGIN
Industrial Technologies Segment	28.0%	23.2%
Defense Technologies Segment	13.2%	19.0%

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts) (Unaudited)
	Three Months Ended March 31, 2021
	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non-GAAP Results
Gross profit	$209,198	$337	$9,300	$—	$—	$—	$218,835
Operating expenses	(156,736)	12,641	2,624	622	4,579	—	(136,270)
Earnings from operations	52,462	12,978	11,924	622	4,579	—	82,565
Non-operating expense, net	(2,452)	—	—	—	—	—	(2,452)
Earnings before income taxes	50,010	12,978	11,924	622	4,579	—	80,113
Income tax provision	(11,203)	(2,466)	(2,266)	(118)	(870)	1,702	(15,221)
Net earnings	$38,807	$10,512	$9,658	$504	$3,709	$1,702	$64,892

Gross margin	44.8%	0.1%	1.9%	—%	—%	—%	46.8%
Operating margin	11.2%	2.8%	2.6%	0.1%	1.0%	—%	17.7%

Net earnings per diluted share	$0.29	$0.08	$0.07	$0.01	$0.03	$0.01	$0.49
Weighted average diluted shares outstanding	132,596	132,596	132,596	132,596	132,596	132,596	132,596

	Three Months Ended March 31, 2020
	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non-GAAP Results
Gross profit	$219,368	$738	$9,385	$—	$—	$—	$229,491
Operating expenses	(190,873)	4,514	2,511	20,784	9,081	—	(153,983)
Earnings from operations	28,495	5,252	11,896	20,784	9,081	—	75,508
Non-operating expense, net	(5,297)	—	—	—	—	—	(5,297)
Earnings before income taxes	23,198	5,252	11,896	20,784	9,081	—	70,211
Income tax provision	(7,774)	(998)	(2,260)	(3,949)	(1,725)	3,366	(13,340)
Net earnings	$15,424	$4,254	$9,636	$16,835	$7,356	$3,366	$56,871

Gross margin	48.6%	0.2%	2.1%	—%	—%	—%	50.9%
Operating margin	6.3%	1.2%	2.6%	4.6%	2.0%	—%	16.7%

Net earnings per diluted share	$0.11	$0.03	$0.07	$0.12	$0.06	$0.03	$0.42
Weighted average diluted shares outstanding	134,927	134,927	134,927	134,927	134,927	134,927	134,927